                                                                    EXHIBIT 99.1

PRESS RELEASE
Contact: William W. Moreton
         Chief Financial Officer
Phone:   (314) 633-7123


     PANERA BREAD REPORTS SYSTEM-WIDE COMPARABLE BAKERY-CAFE SALES INCREASED 7.3% FOR THE FOUR WEEKS ENDED DECEMBER 29, 2001, AND 109 BAKERY-CAFES WERE
                                 OPENED IN 2001


St. Louis, MO, January 16, 2002 - Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 7.3% for the four weeks ended December 29, 2001. System-wide comparable bakery-cafe sales increased 6.3% for the fourth quarter and 5.8% for the full year in 2001. The breakdown between company-owned and franchised bakery-cafes is as follows.

                                            For the 4 weeks                  For the 12 weeks                 For the 52 weeks
                                        ended December 29, 2001          ended December 29, 2001           ended December 29, 2001
                                        -----------------------          -----------------------           -----------------------
Company-owned                                    8.1%                              6.4%                             5.8%
Franchised                                       6.8%                              6.2%                             5.8%
Total System                                     7.3%                              6.3%                             5.8%

Average system-wide weekly sales (excluding the three specialty bakery-cafes and closed locations) increased 10.0% to $35,720 for the four weeks ended December 29, 2001 compared to $32,484 for the five weeks ended December 30, 2000. For the 52 weeks ended December 29, 2001, the average system-wide weekly sales (excluding the three specialty bakery-cafes and closed locations) increased 8.1% to $33,608 compared to $31,077 for the 53 weeks ended December 30, 2000.

The company reported that it opened 39 bakery-cafes in the fourth quarter (7 company-owned and 32 franchised bakery-cafes). For the year, the Company opened 109 bakery-cafes (21 company-owned and 88 franchised bakery-cafes) and closed two units. This was significantly above the previously revised target of 92 bakery-cafes (17 company-owned and 75 franchised bakery-cafes) in 2001. This brings the total number of bakery-cafes open as of December 29, 2001 to 369 (110 company-owned and 259 franchised bakery-cafes).

Additionally, the company announced that system-wide sales for the 52 weeks ended December 29, 2001 were $529.4 million, which represented a 50.9% increase over the $350.8 million of system-wide sales for the 53 weeks ended December 30, 2000.

The company will release its fourth quarter earnings on March 7, 2002.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company's website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company's anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (identified by the words "positioned", "estimate", "project", "target", "will", "intend", "expect", "future", "anticipates", and similar expressions) which express management's present belief, expectations or intentions regarding the Company's future performance. Moreover, the Company's actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the ability of the Company to aggressively expand its business going forward is subject to the availability of sufficient capital to it and the developers party to franchise development agreements with the Company; and the Company's operating results may be affected by many factors, including but not limited to variations in the number and timing of bakery-cafe openings and public acceptance of new bakery-cafes, competition and other factors that may affect retailers in general. These and other risks are detailed from time to time in the Company's SEC reports, including its Form 10-K for the year ended December 30, 2000.







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